Exhibit 1.2

APOLLO IP HOLDINGS/APOLLO INFRASTRUCTURE COMPANY

TRADEMARK LICENSE AGREEMENT

This APOLLO IP HOLDINGS / APOLLO INFRASTRUCTURE COMPANY TRADEMARK LICENSE AGREEMENT (“Agreement”), is entered into as of October 31, 2023 (“Effective Date”), by and between the Parties, Apollo IP Holdings, LLC, a Delaware limited liability company, having a principal place of business at 9 West 57th Street, New York, NY 10019 (“AIH”), Apollo Infrastructure Company LLC, a Delaware limited liability company with offices at 9 West 57th Street 42nd Floor, New York, New York 10019 (“AIC”), Apollo Infrastructure Company LLC—Series I, a Delaware registered series (“Series I”) of AIC, and Apollo Infrastructure Company LLC - Series II, a Delaware registered series (“Series II”) of AIC (together with Series I, the “Series”), and the Parties agree as follows:

ARTICLE 1

BACKGROUND AND DEFINITIONS

1.1 AIH has adopted, is using, and is the owner of all right, title, and interest in the Licensed Mark (as defined in Article 1.6) including in the United States for a variety of financial services.

1.2 AIC is a limited liability company managed by Apollo Manager, LLC (the “Manager”), a Delaware limited liability company and an affiliate of Apollo Global Management, Inc. (“AGM”).

1.3 AIC desires to use the Licensed Mark as part of the trade name “Apollo Infrastructure Company LLC” and in connection with the Licensed Services (as defined in Article 1.7).

1.4 AIH desires to license the Licensed Mark to AIC to be used as part of the trade name “Apollo Infrastructure Company LLC” and in connection with the Licensed Services subject to the terms and conditions set forth in this Agreement.

1.5 “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise.

1.6 “Licensed Mark” means the mark APOLLO.

1.7 “Licensed Services” means any services related or incidental to the operation of an operating company with the objective of acquiring, controlling and managing majority-owned interests in infrastructure assets, financing infrastructure assets and, to a lesser extent, making strategic investments in infrastructure assets.

1.8 “Licensed Trade Name” means the corporate name “Apollo Infrastructure Company LLC” and any variation thereof including the term APOLLO that is used by Licensed Users.

1.9 “Licensed User” and “Licensed Users” means AIC, the Series and their respective Subsidiaries.

1.10 “Subsidiary” means any corporation, company or other legal entity:

1.10.1 more than fifty percent (50%) of whose shares or outstanding securities (representing the right to vote for the election of directors or other managing authority) are, now or hereafter, Controlled, directly or indirectly by a Party hereto, but such entity shall be deemed to be a Subsidiary for the purposes of this Agreement only so long as such Control exists;

1.10.2 which does not have outstanding shares or securities, as may be the case in a partnership, joint venture, or unincorporated association, but more than fifty percent (50%) of whose ownership interest representing the right to make decisions for such entity is now or hereafter, Controlled, directly or indirectly by a Party hereto, but such entity shall be deemed to be a Subsidiary for the purposes of this Agreement only so long as such Control exists.

1.11 Interpretation. When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section of, or Schedule to, this Agreement unless otherwise indicated. For all purposes hereof, the terms “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation.” “Hereof,” “hereto,” “hereunder,” “herein” and similar expressions refer to this Agreement as a whole and not to any particular provision of this Agreement. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

ARTICLE 2

LICENSE GRANT AND CONDITIONS OF LICENSED USE

2.1 AIH hereby grants Licensed Users a nonexclusive, nontransferable, nonsublicensable, royalty-free license, during the term of this Agreement, to use and display the Licensed Trade Name and the Licensed Mark in the United States solely in connection with the Licensed Services.

2.2 The Licensed Mark shall remain the exclusive property of AIH and nothing in this Agreement shall give Licensed Users any right, title or interest in the Licensed Mark except the licenses expressly granted in this Agreement.

2.3 All of AIH’s rights in and to the Licensed Mark, including, but not limited to, the right to use and to grant others the right to use the Licensed Mark, are reserved by AIH.

2.4 No license, right, or immunity is granted by either Party to the other, either expressly or by implication, or by estoppel, or otherwise with respect to any trademarks, copyrights, or trade dress, or other property right, other than with respect to the Licensed Trade Name and the Licensed Mark in accordance with Article 2.1 of this Agreement.

2.5 All use of the Licensed Mark by Licensed Users, and all goodwill associated with such use, shall inure to the benefit of AIH.

2.6 Licensed Users acknowledge that AIH is the sole owner of all right, title and interest in and to the Licensed Mark, and that Licensed Users have not acquired, and shall not acquire, any right, title or interest in or to the Licensed Mark except the right to use the Licensed Mark in accordance with the terms of this Agreement.

2.7 Licensed Users shall not register the Licensed Mark in any jurisdiction without AIH’s express prior written consent, which may be withheld in AIH’s sole discretion, and AIH shall retain the exclusive right to apply for and obtain registrations for the Licensed Mark throughout the world.

2.8 Licensed Users shall not challenge the validity of the Licensed Mark, nor shall Licensed Users challenge AIH’s ownership of the Licensed Mark or the enforceability of AIH’s rights therein.

2.9 Licensed Users shall use the Licensed Mark solely in the form and format authorized by AIH and always in a form which is in accordance with sound trademark practice so as not to weaken the value of the Licensed Mark. Licensed Users shall use the Licensed Mark solely as authorized by AIH and in a manner that does not derogate, based on an objective business standard, AIH’s rights in the Licensed Mark or the value of the Licensed Mark, and shall take no action that would, based on an objective standard, interfere with, diminish or tarnish those rights or value.

2.10 Licensed Users shall designate the first or a prominent use of the Licensed Mark or Licensed Trade name in all promotional materials, documents, brochures, and/or manuals with the symbol ®, ™, or SM, as designated by AIH.

2.11 Licensed Users agree to cooperate with AIH’s preparation and filing of any applications, renewals or other documentation necessary or useful to protect and/or enforce AIH’s intellectual property rights in the Licensed Mark.

2.11.1 Licensed Users shall notify AIH promptly of any actual or threatened infringements, imitations or unauthorized uses of the Licensed Mark of which Licensed Users become aware.

2.11.2 AIH shall have the sole right, though it is under no obligation, to bring any action for any past, present and future infringements of its intellectual property rights in the Licensed Mark.

2.11.3 Licensed Users shall cooperate with AIH, at AIH’s expense for any out-of-pocket costs incurred by Licensed Users, in any efforts by AIH to enforce its rights in the Licensed Mark or to prosecute third party infringers of the Licensed Mark. AIH shall be entitled to retain any and all damages and other monies awarded or otherwise paid in connection with any such action.

2.12 Quality Control. In order to promote the goodwill symbolized by the Licensed Mark, Licensed Users shall insure that the Licensed Services shall be of the same high quality as the services marketed or otherwise provided or authorized by AIH.

2.12.1 Licensed Users shall use the Licensed Mark only in connection with services that meet or exceed generally accepted industry standards of quality and performance.

2.12.2 AIH shall have the right to monitor the quality of the services provided and promotional materials used by Licensed Users, and Licensed Users shall use reasonable efforts to assist AIH in monitoring the quality of the services provided and promotional materials used by Licensed Users.

2.12.3 From time to time and upon AIH’s request, Licensed Users shall submit to AIH samples of all materials bearing the Licensed Mark, including, without limitation, any advertising, packaging and other publicly disseminated materials.

2.12.4 If AIH discovers any improper use of the Licensed Mark on any such submission and delivers a writing describing in detail the improper use to AIC, Licensed Users shall remedy the improper use immediately.

ARTICLE 3

TERM AND TERMINATION

3.1 This Agreement is effective as of the Effective Date and shall continue until terminated in accordance with the terms of this Article 3. Either Party may terminate this Agreement by giving the other Party thirty (30) days’ prior written notice.

3.2 This Agreement and all rights and licenses granted under this Agreement shall terminate as soon as practicable, but no longer than thirty (30) days, after AIC materially breaches this Agreement, including AIC’s obligations under Article 2, and such breach is not cured within thirty (30) days of its receipt of a writing from AIH notifying AIC of such breach.

3.3 This Agreement and all rights and licenses granted under this Agreement shall terminate as soon as practicable, but no longer than thirty (30) days, after:

3.3.1 AIC is acquired by a third party; or

3.3.2 AGM or any affiliate of AGM ceases to manage AIC.

3.4 In the event that AIC loses Control of a Subsidiary, all rights and licenses granted to the former Subsidiary under this Agreement shall immediately terminate.

3.5 AIC assumes responsibility for all action or inaction of each Licensed User with respect to the terms of this Agreement. AIC therefore agrees and acknowledges that any breach of this Agreement by a Licensed User, including such Licensed User’s obligations under Article 2, shall be deemed a breach by AIC and, pursuant to Section 3.2, Licensor may terminate this Agreement for any such breach by a Licensed User.

3.6 In the event of a termination of this agreement, the Licensed Users shall, prior to the effective date of such termination, cause the name of each Licensed Users to be changed to omit reference to “Apollo”, and the Licensed Users shall cease and make no further use of the Licensed Trade Name and Licensed Mark in relation to any activities of the Licensed Users. Licensee shall send a written notice to Licensor within thirty (30) days after termination of this Agreement certifying that all Licensed Users have ceased any and all use of the Licensed Mark, including as a component of the Licensed Trade Name, and send to Licensor a copy of all duly filed certificates of name change.

3.7 For twelve (12) months following the termination of this Agreement, each Licensed User shall specify on all public-facing materials in a prominent place and in a prominent typeface that such Licensed User is no longer operating under the Licensed Mark and is no longer associated with AIH or its affiliates.

ARTICLE 4

GENERAL PROVISIONS

4.1 Indemnification. Licensed Users, at Licensed Users’ own expense, shall indemnify, hold harmless and defend AIH, its affiliates, successors and assigns, and its and their directors, officers, employees and agents, against any claim, demand, cause of action, debt, expense or liability (including attorneys’ fees and costs), to the extent that the foregoing (a) is based on a claim resulting solely from any service provided or offered by Licensed Users, (b) results from a material breach, or is based on a claim that, if true, would be a material breach, of this Agreement by Licensed Users, or (c) is based upon Licensed Users’ unauthorized or improper use of the Licensed Mark.

4.2 LIMITATION OF WARRANTY AND LIABILITY. AIH DOES NOT MAKE WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED, RELATED TO OR ARISING OUT OF THE LICENSED MARK OR THIS AGREEMENT.

4.2.1 AIH SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT AND TITLE, AND ALL OTHER WARRANTIES THAT MAY OTHERWISE ARISE FROM COURSE OF DEALING, USAGE OF TRADE OR CUSTOM.

4.2.2 IN NO EVENT SHALL AIH OR ANY OF ITS DIRECTORS, OFFICERS, EMPLOYEES, LICENSORS, SUPPLIERS OR OTHER REPRESENTATIVES BE LIABLE FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, OR DAMAGES FOR LOSS OF PROFITS, BUSINESS INTERRUPTION, LOSS OF GOODWILL, COMPUTER FAILURE OR MALFUNCTION OR OTHERWISE, ARISING FROM OR RELATING TO THIS AGREEMENT OR THE LICENSED MARK, EVEN IF AIH IS EXPRESSLY ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. The foregoing limitation of liability and exclusion of certain damages shall apply regardless of the failure of essential purpose of any remedies available to either party.

4.3 Non-Transferable Agreement. Licensed Users may not assign this Agreement and/or any rights and/or obligations hereunder without the prior written consent of AIH and any such attempted assignment shall be null and void.

4.4 Remedies. Licensed Users acknowledge that a material breach of Licensed Users’ obligations under this Agreement would cause AIH irreparable damage. Accordingly, Licensed Users agree that in the event of such breach or threatened breach, in addition to remedies at law, AIH shall have the right to enjoin Licensed Users from the unlawful and/or unauthorized use of the Licensed Trade Name and/or the Licensed Mark and other equitable relief to protect AIH’s rights in the Licensed Mark.

4.5 Integration. This Agreement contains the entire agreement of the Parties. No promise, inducement, representation or agreement, other than as expressly set forth herein, has been made to or by the Parties hereto. All prior agreements and understandings related to the subject matter hereof, whether written or oral, are expressly superseded hereby and are of no further force or effect.

4.6 Binding Agreement. This Agreement shall be binding upon the Parties’ permitted assigns and successors and references to each Party shall include such assigns and successors.

4.7 Amendment. This Agreement cannot be altered, amended or modified in any respect, except by a writing duly signed by both Parties.

4.8 No Strict Construction. The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement. Headings are for reference and shall not affect the meaning of any of the provisions of this Agreement.

4.9 Waiver. At no time shall any failure or delay by either party in enforcing any provisions, exercising any option, or requiring performance of any provisions, be construed to be a waiver of same.

4.10 Governing Law and Jurisdiction. The provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of New York (excluding any conflict of law rule or principle that would refer to the laws of another jurisdiction). Each Party hereto irrevocably submits to the jurisdiction of the state and federal courts located in New York, in any action or proceeding arising out of or relating to this Agreement, and each Party hereby irrevocably agrees that all claims in respect of any such action or proceeding must be brought and/or defended in any such court; provided, however, that matters which are under the exclusive jurisdiction of the federal courts shall be brought in the Federal District Court for the Southern District of New York. Each Party hereto consents to service of process by any means authorized by the applicable law of the forum in any action brought under or arising out of this Agreement, and each Party irrevocably waives, to the fullest extent each may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

4.11 Attorney’s Fees. In the event any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the Parties hereto agree that the prevailing party shall be entitled to recover from the other party upon final judgment on the merits reasonable attorneys’ fees (and sales taxes thereon, if any), including attorneys’ fees for any appeal, and costs incurred in bringing such suit or proceeding.

4.12 Relationship of the Parties. Nothing in this Agreement shall be construed as creating a joint venture, partnership, or employment relationship between AIH and the Licensed Users. No Party shall have the right, power or implied authority to create any obligation or duty on behalf of the other Party.

4.13 Notices. Unless otherwise specified in this Agreement, all notices shall be in writing and delivered personally, mailed, first class mail, postage prepaid, or delivered by confirmed electronic or digital means, to the addresses set forth at the beginning of this Agreement and to the attention of the undersigned. Either Party may change the addresses or addressees for notice by giving notice to the other. All notices shall be deemed given on the date personally delivered, when placed in the mail as specified or when electronic or digital confirmation is received.

4.14 Counterparts. This Agreement may be executed in counterparts, by manual, electronic or facsimile signature, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date.

APOLLO IP HOLDINGS, LLC	APOLLO INFRASTRUCTURE COMPANY LLC

/s/ Jessica L. Lomm	/s/ Nari Na
(Signature)	(Signature)

Jessica L. Lomm	Nari Na
(Print)	(Print)

Title: Vice President	Title: Vice President & Assistant Secretary

Date: October 31, 2023	Date: October 31, 2023

APOLLO INFRASTRUCTURE COMPANY LLC - SERIES I	APOLLO INFRASTRUCTURE COMPANY LLC - SERIES II

/s/ Nari Na	/s/ Nari Na
(Signature)	(Signature)

Nari Na	Nari Na
(Print)	(Print)

Title: Vice President & Assistant Secretary of Apollo Infrastructure Company LLC	Title: Vice President & Assistant Secretary of Apollo Infrastructure Company LLC

Date: October 31, 2023	Date: October 31, 2023